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                                                                   EXHIBIT 10.23


                           CHANGE-IN-CONTROL AGREEMENT


         This Change-in-Control Agreement ("Agreement") is entered into as of ______________, 2003 ("Effective Date") between Franklin Bank, National Association ("Bank") and Michael A. King ("King").

         IT IS AGREED as follows:

         1. SEPARATION FROM EMPLOYMENT DUE TO CHANGE IN CONTROL. In the event of a Qualifying Event pursuant to a Change in Control (as those terms are defined below), Bank will pay to King an amount equal to (a) one (1.0) times King's Cash Compensation for the year, if such Qualifying Event occurs during the first twelve (12) months of King's employment with Bank or (b) one and one-half (1.5) times the average of King's previous three (3) years (or fewer years, if employment is less than three (3) full years) of Cash Compensation if such Qualifying Event occurs after King's first twelve (12) months of employment with Bank; provided, however, that Bank shall not be obligated to pay any portion of this amount if it would constitute an "excess parachute payment" as defined in
Section 280G of the Internal Revenue Code or such successor provisions. In the event of a Qualifying Event pursuant to a Change in Control, King will thereupon be considered one hundred percent (100%) vested with respect to any unexercised options, warrants and restricted stock grants. As a condition to the payment by Bank under this Section 1, King must first execute and deliver to Bank, in a form prepared by Bank, a release of all claims against Bank, Franklin Bancorp and other appropriate parties, excluding Bank's performance under this Section 1 and of King's vested rights under Bank sponsored retirement plans, 401(k) plans and stock ownership plans.

         For purposes of this Section 1, "Cash Compensation" means the total of King's base salary and annual cash bonus paid only.

         For purposes of this Section 1, "Change in Control" means the occurrence of any of the following:

         (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than a trustee or other fiduciary under an employee benefit plan established or maintained by Bank or Franklin Bancorp, is or becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Franklin Bancorp representing more than thirty percent (30%) of the combined voting power of Franklin Bancorp's then outstanding securities; provided, however, that such acquisition of more than thirty percent (30%) of the combined voting power of Franklin Bancorp's outstanding securities will not constitute a Change in Control if the excess is acquired in violation of law and the acquirer by court order, settlement or otherwise disposes or is required to dispose of all securities acquired in violation of law; or



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         (b)      upon the purchase of Franklin Bancorp's Common Stock pursuant to a tender or exchange offer at the point which results in the sale of more than thirty percent (30%) of the combined voting power of Franklin Bancorp's then outstanding securities (other than a tender or exchange offer initiated by Franklin Bancorp or a trustee or other fiduciary under an employee benefit plan established or maintained by Bank or Franklin Bancorp); or

         (c)      upon consummation and closing of a transaction resulting in
                  (i) a merger or consolidation of Franklin Bancorp with or into another institution, other than a merger or consolidation which would result in the voting securities of Franklin Bancorp outstanding immediately prior thereto continuing to represent (either by remaining or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of Franklin Bancorp or such surviving entity outstanding immediately after such merger or consolidation); or (ii) a sale, exchange, lease, mortgage, pledge, transfer, or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of Franklin Bancorp which shall include, without limitation, the sale of assets or earning power aggregating more than fifty percent (50%) of the assets or earning power of Franklin Bancorp on a consolidated basis; or (iii) any liquidation or dissolution of Franklin Bancorp; or (iv) any reorganization, reverse stock split, or recapitalization of Franklin Bancorp which would result in a Change in Control.

         For purposes of this Section 1, "Qualifying Event" means one of the following events which occurs during the period commencing one hundred eighty
(180) days prior to the date of a Change in Control and ending on the first anniversary of a Change in Control:

         (a) the termination of King's employment by Bank without Cause (as defined below);

         (b) resignation from employment by King as the result of his removal from the position of Senior Vice President of Retail Operations of Bank or the material and substantial reduction of his duties in such position or the relocation of King from Bank's current headquarters in Southfield to a location at least fifty (50) miles away; or

         (c) resignation from employment by King due to the reduction of King's then current base salary or elimination of (i) eligibility for an annual cash bonus, (ii) eligibility for long term incentive compensation or (iii) any existing Benefits (as defined below).

         For purposes of this Agreement, "Cause" shall consist of any of the following:

         (a) King's willful misrepresentation, fraud, willful dishonesty or willful breach of a fiduciary duty which is intended to result, or does result, in his or any person's or entity's enrichment at the expense of Bank;



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         (b)      willful misconduct; provided, however, that conduct by King in good faith and/or ordinary negligence shall not be considered "Cause");

         (c) failure to perform King's duties or failure to follow any written policy or directive of the Board of Directors of Bank or Franklin Bancorp, any of which is not remedied by King after receipt by him of a written notice from Bank's President and CEO and/or the Board of Directors of Bank or Franklin Bancorp specifying the required action and the time period within which the action must be taken, which period shall not be less than three (3) days;

         (d) willful violation of any law, rule or regulation relating to the operation of Bank or any of its subsidiaries or affiliates;

         (e) the order of any court or supervising governmental agency with jurisdiction over the affairs of Bank or any subsidiary or affiliate;

         (f) if King has a written employment agreement with Bank, his willful violation of any provision thereof;

         (g) King's conviction or no contest plea to a felony or crime involving moral turpitude;

         (h) abuse of illegal drugs or other controlled substances or habitual intoxication; or

         (i) willful violation by King of Bank's published business conduct guidelines, code of ethics, conflict of interest or other similar policies.

         For purposes of this Agreement, "Benefits" means all Bank sponsored retirement plans, 401(k) plans, life insurance plans, medical insurance plans, disability insurance plans, employee stock ownership plans and such other benefit plans generally available from time to time to other executive employees of Bank or Franklin Bancorp for which King qualifies under the terms of the plans.

         The parties have executed this Agreement as of the Effective Date.

WITNESS:

---------------------------------            -----------------------------------
                                             Michael A. King

                                             FRANKLIN BANK, NATIONAL ASSOCIATION
---------------------------------

                                             By
                                               ---------------------------------
                                                    David L. Shelp
                                             Its    President and CEO


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